Exhibit 99.01 Press release dated April 24, 2014.

  PITOOEY! APP SUBMITTED FOR APPROVAL TO APPLE iOS PLATFORM

PHOENIX, AZ, April 24, 2014 - PITOOEY!™ Inc. (OTCBB: PTOO) (OTCQB: PTOO) announced today that the PITOOEY! app was submitted for approval to the iOS Marketplace on Monday, April 21, 2014.

For consumers, the PITOOEY! app was created so individuals can easily interact with the businesses they frequent most, or might be interested in frequenting in the future. By downloading the PITOOEY! app to a phone, an individual can search for businesses in their area that has products and services in which they are interested; and they add them to a “list.” By building this list, businesses can then send the user updates and specials.

For business owners, the PITOOEY! app establishes a direct communication with consumers interested in their products and/or services.  A business-to-consumer message might offer a 10% discount on a purchase of $50 or more, or an alert that a particular band is playing at a local restaurant, or even an interactive message, such as a job posting.

In other words, the PITOOEY! app has developed an app that creates not only a personalized, fun, and efficient purchasing channel for consumers, but a  current, direct marketing channel for businesses, as well.

“According to various research firms, the most popular smartphones sold worldwide are running iOS on several devices. By offering the PITOOEY! app to Apple users, we are expanding the power of communication between consumers and the businesses they want to hear from in the most innovative and personalized way, ever,” commented Jacob DiMartino, CEO of PITOOEY!.

PITOOEY! has confirmed that business use outside Arizona will be permitted with this nationwide launch of the App on the Apple iOS platform.

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About PITOOEY!™, Inc.: PITOOEY!, Inc. is a complete digital marketing agency offering small businesses unique service packages based on the clients' desires and the type of following or "reach" they would like to establish. PITOOEY! provides small businesses with the infrastructure, software and services that generate social media engagement, capture leads and drive online and offline sales. For more information, please visit: www.pitooey.com

Safe Harbor: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief, or current expectations of PITOOEY!, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Pitooey!, Inc.'s ability to control and their actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in PITOOEY!, Inc.'s filings with the Securities and Exchange Commission.

For further information contact:

PITOOEY!, Inc. Public Relations and Shareholder Information
Cathy L. Fritz
Phone: 623-258-4986
Email: cathy@pitooey.com